Exhibit D.1


November 26, 1997


Mr. Robert J. Murphy
Executive Secretary
Department of Public Utility Control
10 Franklin Square
New Britain, CT 06051


Re:       Docket No. 91-06-04 - Application of The Connecticut Light and
Power Company and Western Massachusetts Electric Company with Respect to Nuclear Fuel Financing Arrangements


Dear Mr. Murphy:

     The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO and, together with CL&P, the Companies), each an electric utility subsidiary of Northeast Utilities and a public service company as defined in Conn. Gen. Stat. Section 16-1 of the Connecticut General Statutes, hereby request that the Department reopen the above-referenced Docket in order to modify its Decision dated July 31, 1991 (the Decision) to approve proposed changes to certain nuclear fuel financing arrangements utilized by the Niantic Bay Fuel Trust (the Trust) as a part of the financing arrangements for the Companies' interest in the nuclear fuel for the Millstone nuclear generating units.

     In the Decision, in accordance with Section 16-43 of the Connecticut General Statutes, the Department approved a restructuring of the nuclear fuel financing arrangements, which included a $230,000,000 bank revolving credit facility (the Facility). The Decision authorized the credit agreement for the Facility (Credit Agreement) for an initial term of three years with successive extensions in one-year increments upon the request of the Companies and the consent of the banks. The Facility is currently scheduled to mature on February 19, 1998.

     As detailed in the prepared written testimony of David R. McHale, submitted herewith, in light of their current financial circumstances, the Companies are required to reduce the amount of and re-price the Facility in order to extend the Facility for an additional nine months, until a more comprehensive restructuring of the Facility can occur in a more favorable climate, after the Millstone units begin to return to service.

     As stated in CL&P's Reply Brief in Docket No. 97-05-12, "DPUC Financial and Operations Review of The Connecticut Light and Power Company" (pgs. 8-9), this proposed amendment is a vital part of the Companies' liquidity arrangements, and the Companies respectfully request prompt attention to this application.

     In light of the changes to the terms of the Credit Agreement, the Companies are returning to the Department for its approval pursuant to Section 16-43 of the General Statutes of Connecticut of the authorization for the nuclear fuel financing arrangements described in this letter and accompanying testimony and exhibits, including the revised terms set forth in the amended Credit Agreement, in order to permit the Trust to continue to finance the purchase of nuclear fuel. In order to enable the Companies to extend the Facility prior to its maturity, the Companies request approval by January 14, 1998.

     The Companies request that the service list be modified so that the name, title, address and telephone number of the persons to whom correspondence or communications in regard to this request be as follows:


          Daniel P. Venora, Esq.
          c/o Northeast Utilities Service Company
          P.O. Box 270
          Hartford, Connecticut 06141
          Telephone: (860) 665-3395

          David R. McHale
          Assistant Treasurer - Finance
          Northeast Utilities Service Company
          P.O. Box  270
          Hartford, Connecticut 06141-0270
          Telephone: (860) 665-5601

          Paula Lacey Herman, Esq.
          Day, Berry & Howard
          CityPlace I
          Hartford, Connecticut 06103-3499
          Telephone: (860) 275-0270


     Enclosed herewith are one (1) original and ten (10) copies of this application, together with prepared written testimony and exhibits.


                    Very truly yours,


                    THE CONNECTICUT LIGHT AND POWER COMPANY

                    and

                    WESTERN MASSACHUSETTS ELECTRIC COMPANY


                    BY /s/Jane P. Seidl, Esq.
                         Senior Counsel
                         Northeast Utilities Service Company
                         Their Attorney


STATE OF CONNECTICUT
DEPARTMENT OF PUBLIC UTILITY CONTROL
APPLICATION OF
THE CONNECTICUT LIGHT AND POWER COMPANY AND
WESTERN MASSACHUSETTS ELECTRIC COMPANY
WITH RESPECT TO NUCLEAR FUEL FINANCING ARRANGEMENTS




PREPARED TESTIMONY OF DAVID R. McHALE
ON BEHALF OF
THE CONNECTICUT LIGHT AND POWER COMPANY AND
WESTERN MASSACHUSETTS ELECTRIC COMPANY


I.   INTRODUCTION

Q.   Please state your name.
A.   My name is David R. McHale.

Q. Will you please state your position with The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO and, together with CL&P, the Companies)?
A. I am the Assistant Treasurer - Finance of CL&P and WMECO. I am also the Assistant Treasurer-Finance of Northeast Utilities Service Company (NUSCO) and of Northeast Utilities (NU).

Q.   Will you please state the relationship of NUSCO to CL&P and WMECO?
A. NUSCO is a service company that provides, among other things, financial planning services to the affiliated companies of the NU System. The applicants in this proceeding, CL&P and WMECO, together with Public Service Company of New Hampshire and Holyoke Water Power Company, are the largest operating companies in the NU System.

Q.   What is the purpose of your testimony?
A. I will describe certain proposed changes in the terms of the credit agreement (the Credit Agreement) applicable to the financing of nuclear fuel by the Niantic Bay Fuel Trust (the Trust).

II.  BACKGROUND

Q.   What is the purpose of the Trust?
A. The Trust was formed in order to provide an efficient framework for the financing of nuclear fuel for the Millstone nuclear units. CL&P and WMECO own approximately 81.221% and 18.779% (aggregating 100%), respectively, of Millstone Unit Nos. 1 and 2 and are responsible for the fuel costs of those units. CL&P and WMECO own approximately 52.933% and 12.239% (aggregating 65.172%), respectively, of Millstone Unit No. 3 (and are responsible for a like percentage of the fuel costs of Millstone Unit No. 3). The other joint owners of Millstone Unit No. 3 are responsible for the remainder of the fuel costs for that unit.

Q.   What is the role of the Trust in the Companies' nuclear fuel financing?
A. The Trust uses the proceeds of credit financing arrangements to obtain nuclear fuel. The Trust leases the nuclear fuel to the Companies and utilizes the Companies' lease payments to service the credit financing.


Q. When did the Department approve the Trust and the nuclear fuel financing arrangements?
A. The Department initially approved the Trust and the nuclear fuel financing arrangements in Docket No. 81-09-07 in its Decision dated October 29, 1981 and Supplemental Decision dated May 12, 1982. The Department approved structural changes to the financing arrangements in its Decision dated July 31, 1991 in Docket No. 91-06-04 (the Decision).

Q. Please briefly describe the financing arrangements approved by the Department in the
     Decision.
A. The Department approved the substitution of a $230,000,000 revolving credit facility with a syndicate of banks (the Facility) agented by First National Bank of Chicago (the Agent) to replace the prior revolving credit facility. Under the Credit Agreement, each participating bank is severally responsible for making advances (each, a Ratable Advance) in an amount not to exceed the amount of its commitment, ratably in proportion to the aggregate commitment of all the participating banks. Each Ratable Advance bears interest at a rate selected by the Trustee, as directed by the Companies, from among three options: (i) Eurodollar Rate plus an increment which shall not exceed 0.50%; (ii) a Fixed CD Rate plus an increment which shall not exceed 0.875%; or (iii) a Floating Rate equal to the higher of (A) a rate based on the overnight federal funds rate, plus 0.50% and (B) the Agent's corporate base rate. The restructuring of the Trust's financing arrangements also required numerous changes to the previous documentation with respect to those arrangements.

III. PROPOSED AMENDMENT TO THE FINANCING ARRANGEMENTS

Q. Please explain why the Companies have requested a modification of the Decision in this Docket.
A. The Credit Agreement provides for an initial term of three years and for successive extensions in one-year increments upon the request of the Companies and the consent of all the banks. The Facility is presently scheduled to mature on February 19, 1998. The purpose of the proposed modifications is to seek authority to allow the Trust to pay additional fees and interest under the Facility so that it can be extended for nine months. A more permanent restructuring of the Facility can occur after the Millstone units begin to return to service in 1998.

     A draft of the proposed amendment to the Credit Agreement is attached hereto as Exhibit 1.

Q. What is the amount of the commitment which the Companies are seeking from the banks?
A.   The amount which the Companies are seeking under the Facility through
     November 19, 1998 will be up to $100,000,000 limit.   This is an amount
     which is realistic in light of the Companies' current financial and operational conditions, but it may have to be increased after the Millstone units are placed back in operation.

Q.   Are you seeking approval to change the intervals for further extensions?

A. Yes. The Decision presently allows the Companies to extend the Facility in one-year increments from February 19 with the consent of the banks. This present extension is for nine months, to November 19, 1998. The Companies seek authority, in the interests of greater financial flexibility, to effect future extensions for any intervals of up to two years with the consent of the banks and with terms at least as favorable as those of the Decision, as modified herein, with respect to interest rates.

Q.   Please describe the changes in the interest rate provisions.
A. The proposed amendment would (i) increase the maximum spread over the Eurodollar Rate from 0.50% to 1.625%, (ii) increase the maximum spread over the Fixed CD Rate from 0.875% to 1.75% and (iii) under the second Floating Rate option, provide for an increase from the Agent's corporate base rate to a spread of 0.50% per annum over the Agent's corporate base rate.

Q. Why are the banks requiring a higher maximum increment over the Eurodollar, Fixed CD and the second Floating Rate option?
A. The higher interest rates reflect the lower credit ratings of the Companies, which in turn reflect the Millstone outages, the restructuring initiatives in Connecticut and Massachusetts and general market perceptions of the risk of electric utilities in general and nuclear operations in particular.

Q. What fees will the Companies pay in connection with the proposed amendment of the Facility?
A. The Companies will pay (i) a maximum commitment fee on the average unused commitment equal to 0.50% per annum, (ii) an amendment fee equal to .375% of the total commitment, (iii) an arrangement fee of $250,000,
     (iv) an annual administration fee of $5,000, (v) legal fees of approximately $45,000 and (vi) NUSCO expenses of approximately $10,000.

Q.   What benefit will the Companies obtain from the proposed amendment?
A. The amendment will permit the Trust to continue to finance the purchase of nuclear fuel in an efficient and cost effective manner, relative to current market conditions and operational needs, while the Millstone units are being returned to service. The Companies hope to reevaluate the Trust in its entirety in mid-1998, but they believe it would be more advantageous to do so after the Millstone units begin returning to service. By deferring a restructuring of the Facility until that occurs, the Companies hope to find a more receptive bank environment and more favorable terms than would be available at present.

Q. Will the proposed amendment require the approval of any other regulatory body?
A. Yes. WMECO will shortly file a Petition with the Massachusetts Department of Public Utilities and the Companies will shortly file a Declaration/Application with the Securities and Exchange Commission for approvals relating to the Facility.

Q. Is it your opinion that the proposed amendment is in the public interest?
A.   Yes.

Q.   Does that complete your testimony?
A.   Yes.

APPENDIX I

EXHIBITS


1.   Form of Third Amendment to Credit Agreement

2.   Financial Statements


          The Connecticut Light and Power Company

     2.1  Balance Sheet of The Connecticut Light and Power Company, per books
          and pro forma, as of September 30, 1997.   (To be filed by
          amendment.)

     2.2 Statement of Income and Statement of Retained Earnings of The Connecticut Light and Power Company, per books and pro forma, 12
          months ended as of  September 30, 1997.   (To be filed by
          amendment.)

          Western Massachusetts Electric Company

     2.3  Balance Sheet of Western Massachusetts Electric Company, per books
          and pro forma, as of September 30, 1997.   (To be filed by
          amendment.)

     2.4 Statement of Income and Statement of Retained Earnings of Western Massachusetts Electric Company, per books and pro forma, 12 months
          ended as of September 30, 1997.   (To be filed by amendment.)

Northeast Utilities

     2.5. The Annual Report on Form 10-K for 1996 for Northeast Utilities, The Connecticut Light and Power Company and Western Massachusetts Electric Company.

3. Resolutions of the Boards of Directors of The Connecticut Light and Power Company and Western Massachusetts Electric Company approving the proposed amendments to the Credit Agreement. (To be filed by amendment.)

4. Application/Declaration on Form U-1 filed with the Securities and Exchange Commission, seeking approval of the amendment to the credit
     facility, under the Public Utility Holding Company Act of 1935.   (To be
     filed by amendment.)